PVH CORP. REPORTS 2024 THIRD QUARTER REVENUE AND EARNINGS ABOVE GUIDANCE

•Third quarter
◦Revenue: Decreased 5% to $2.255 billion compared to the prior year period (decreased 6% on a constant currency basis), and exceeded guidance of a decrease of 6% to 7% (decrease of 7% to 8% on a constant currency basis)
◦EPS:
▪GAAP basis: $2.34 exceeded guidance of approximately $2.30
▪Non-GAAP basis: $3.03 exceeded guidance of approximately $2.50
•Full year outlook
◦Revenue: Reaffirms projected decrease of 6% to 7% (decrease 6% to 7% on a constant currency basis)
◦Operating margin:
▪GAAP basis: Projected to be approximately 9.2% compared to approximately 9.8% previously
▪Non-GAAP basis: Reaffirms outlook of approximately flat compared to 10.1% in 2023
◦EPS:
▪GAAP basis: Projected to be in a range of $10.55 to $10.70 compared to $11.20 to $11.45 previously
▪Non-GAAP basis: Projected to be in a range of $11.55 to $11.70 compared to $11.55 to $11.80 previously
▪Updated EPS guidance includes negative impact of approximately $0.15 per share related to foreign currency translation compared to approximately $0.05 previously

New York - December 4, 2024 - PVH Corp. [NYSE: PVH] today reported its 2024 third quarter results and updated its full year EPS outlook.

Stefan Larsson, Chief Executive Officer, commented, “We beat our top- and bottom-line guidance for the third quarter, fueled by our relentless execution of the PVH+ Plan. Throughout the quarter, we drove powerful consumer engagement for both Calvin Klein and TOMMY HILFIGER, and continued to build momentum in product, with significantly improved sell-throughs for the Fall 24 season across all regions and both our iconic brands, and we are coming into the holiday season with a fresh and strong inventory composition.”

Larsson continued, “We are building systematic and repeatable progress across the business, where we increasingly connect product strength, consumer engagement, and marketplace execution to our data and demand-driven operating model. In North America we continue to deliver strong profitability, in Europe, we are gaining great traction with our quality of sales initiative which led to increased sell-throughs and sequentially improved wholesale orders, and in Asia Pacific, we are delivering on our plan and drove growth across all channels. Looking ahead, we are focused on driving next level execution of the PVH+ Plan to build our brands for sustainable, profitable growth.”

Zac Coughlin, Chief Financial Officer, said, “For the third quarter, we drove solid profitability by relentlessly focusing on next level execution of the PVH+ Plan. We continue to manage our business prudently by remaining agile and maintaining strong expense discipline. Across the Company, we are focused on driving sustainable, profitable growth long-term by unlocking the full potential of our iconic brands, increasing quality of sales and generating cost efficiencies to deliver significant cash flow and attractive returns for our shareholders.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Third Quarter Review:
•Revenue decreased 5% compared to the prior year period (decreased 6% on a constant currency basis), including a 2% decline resulting from the sale of the Heritage Brands women’s intimates business in November 2023. Overall revenue in the Company’s international businesses was flat compared to the prior year period (decreased 2% on a constant currency basis), as growth in the Asia Pacific region in local currency was more than offset by the continuation of the Company’s planned strategic reduction of sales in Europe to drive overall higher quality of sales in the region. In North America, revenue in the Tommy Hilfiger and Calvin Klein businesses combined decreased 6% compared to the prior year period. The prior year period benefited from a shift in the timing of wholesale shipments from the fourth quarter into the third quarter.

◦Direct-to-consumer revenue was flat compared to the prior year period (decreased 1% on a constant currency basis). Revenue in the Company’s owned and operated stores increased 1% compared to the prior year period (decreased 1% on a constant currency basis). Revenue in the Company’s owned and operated digital commerce business decreased 1% compared to the prior year period (decreased 3% on a constant currency basis), primarily due to the continuation of the Company’s planned strategic reduction of sales in Europe to drive overall higher quality of sales in the region.

◦Wholesale revenue decreased 8% compared to the prior year period (decreased 9% on a constant currency basis), including a 4% reduction resulting from the sale of the Heritage Brands women's intimates business. The remaining decline reflects the continued strategic reduction of sales in Europe to drive overall higher quality of sales in the region and the impact of the timing of wholesale shipments in North America discussed above.

•Gross margin increased 170 basis points to 58.4% compared to 56.7% in the prior year period. The increase reflects benefits from a favorable shift in channel mix and a reduction in sales to lower margin wholesale accounts.

•Inventory increased 9% compared to the prior year period primarily due to a combination of early receipts of inventory in the current quarter and lean inventory levels in the prior year period.

Third Quarter Consolidated Results:
•Revenue of $2.255 billion decreased 5% compared to $2.363 billion in the prior year period (decreased 6% on a constant currency basis), including a 2% decline resulting from the sale of the Heritage Brands women’s intimates business.

◦Tommy Hilfiger revenue decreased 1% compared to the prior year period (decreased 2% on a constant currency basis).
▪Tommy Hilfiger International revenue was flat (decreased 2% on a constant currency basis).
▪Tommy Hilfiger North America revenue decreased 3%.

◦Calvin Klein revenue decreased 3% compared to the prior year period (decreased 4% on a constant currency basis).
▪Calvin Klein International revenue increased 1% (decreased 1% on a constant currency basis).
▪Calvin Klein North America revenue decreased 9% primarily driven by the timing of wholesale shipments discussed above.

◦Heritage Brands revenue decreased 54% compared to the prior year period, which included a 44% decrease resulting from the sale of the Heritage Brands women's intimates business.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $183 million, inclusive of a $3 million positive impact attributable to foreign currency translation, compared to $230 million in the prior year period. EBIT on a GAAP basis included net costs of $53 million in the current quarter and costs of $19 million in the prior year period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $236 million, inclusive of a $3 million positive impact attributable to foreign currency translation, compared to $249 million in the prior year period. The gross margin improvement discussed above was more than offset by the impact of the revenue decline in the quarter. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”)

◦GAAP basis: $2.34 compared to $2.66 in the prior year period.

◦Non-GAAP basis: $3.03 compared to $2.90 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the third quarter of 2024 includes the positive impact of $0.05 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excluded these amounts.

•Interest expense decreased to $16 million from $22 million in the prior year period.

•Effective tax rate was 21.0% on a GAAP basis compared to 22.2% in the prior year period. The effective tax rate was 22.6% on a non-GAAP basis as compared to 22.1% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 300,000 shares of its common stock for $29 million during the third quarter of 2024, bringing total share repurchases for the first nine months of 2024 to 2.4 million shares for $254 million. The Company currently expects to make common stock repurchases under the stock repurchase program of approximately $400 million for the full year 2024.

2024 Outlook:
Full Year 2024 Guidance
•Revenue: Reaffirming projected decrease of 6% to 7% compared to 2023 (decrease 6% to 7% on a constant currency basis), inclusive of a 2% reduction resulting from the sale of the Heritage Brands women’s intimates business and a 1% reduction from the 53rd week in 2023.

•Operating margin

◦GAAP basis: Projected to be approximately 9.2% compared to 10.1% in 2023. Previous guidance was approximately 9.8%.

◦Non-GAAP basis: Reaffirming outlook of approximately flat compared to 10.1% in 2023.

Operating margin on a GAAP basis for these periods include the amounts described under the heading “Non-GAAP Exclusions” later in this release. Operating margin on a non-GAAP basis exclude these amounts.

•EPS

◦GAAP basis: Projected to be in a range of $10.55 to $10.70 compared to $10.76 in 2023. Previous guidance was a range of $11.20 to $11.45.

◦Non-GAAP basis: Projected to be in a range of $11.55 to $11.70 compared to $10.68 in 2023. Previous guidance was a range of $11.55 to $11.80.

The 2024 EPS projections include the estimated negative impact of approximately $0.15 per share related to foreign currency translation. Previous guidance was a negative impact of approximately $0.05.

EPS on a GAAP basis for these periods also include the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $68 million compared to $88 million in 2023, primarily due to the repayment in 2023 of the $100 million 7 3/4% debentures and an increase in interest income. Previous guidance was approximately $70 million.

•Effective tax rate is projected to be approximately 15% on a GAAP basis and approximately 16% on a non-GAAP basis.

Fourth Quarter 2024 Guidance
•Revenue is projected to decrease 6% to 7% compared to the fourth quarter of 2023 (decrease 4% to 5% on a constant currency basis), inclusive of a reduction of 1% resulting from the sale of the Heritage Brands women's intimates business and a 3% reduction from the 53rd week in 2023.

•EPS

◦GAAP basis: Projected to be in a range of $2.83 to $2.98 compared to $4.55 in the prior year period.

◦Non-GAAP basis: Projected to be in a range of $3.05 to $3.20 compared to $3.72 in the prior year period.

The fourth quarter EPS projections include the estimated negative impact of approximately $0.09 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also include the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $15 million compared to $20 million in the fourth quarter of 2023.

•Effective tax rate is projected to be approximately 20%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax net restructuring costs totaling approximately $33 million incurred and expected to be incurred in 2024 consisting principally of severance and the gain on the sale of a warehouse and distribution center in the third quarter in connection with the Company’s multi-year initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization, of which $15 million was incurred in the second quarter, $3 million was incurred in the third quarter, and approximately $15 million is expected to be incurred in the fourth quarter.
•Pre-tax costs of $51 million incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger.
•Pre-tax gain of $10 million recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business.
•Pre-tax gain of $46 million recorded in the fourth quarter of 2023 related to the recognized actuarial gain on retirement plans.
•Pre-tax net gain of $13 million recorded in the fourth quarter of 2023 in connection with the sale of the Company’s Heritage Brands women's intimates business, which includes a gain on the sale, less costs to sell, and severance and other termination benefits associated with the transaction.
•Pre-tax restructuring costs of $61 million incurred in 2023 consisting principally of severance related to actions taken in the second and third quarters of 2023 under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $39 million was incurred in the second quarter, $19 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 5 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its third quarter earnings release on Thursday, December 5 at 9:00 a.m. EST. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, its Heritage Brands menswear and retail businesses, the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multi-year initiative to simplify its operating model; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced, in-process plan to bring in-house most of the product categories that are or had been licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ values; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the duration and outcome of the investigation of the Company’s business by China’s Ministry of Commerce (“MOFCOM”) under the Provisions on the List of Unreliable Entities (“UEL Provisions”), which could result in fines or restrictions on the Company’s ability to do business in Mainland China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Net sales	$2,131.0	$2,225.8	$5,946.3	$6,382.1
Royalty revenue	97.9	108.0	266.8	272.8
Advertising and other revenue	26.2	29.1	68.2	72.9
Total revenue	$2,255.1	$2,362.9	$6,281.3	$6,727.8

Gross profit	$1,316.6	$1,339.4	$3,761.2	$3,862.0

Selling, general and administrative expenses	1,154.0	1,123.8	3,254.6	3,326.3

Non-service related pension and postretirement income	0.4	0.5	1.3	1.4

Other gain	9.5	—	19.5	—

Equity in net income of unconsolidated affiliates	10.6	13.7	34.7	34.8

Earnings before interest and taxes	183.1	229.8	562.1	571.9

Interest expense, net	16.1	22.2	52.9	67.8

Pre-tax income	167.0	207.6	509.2	504.1

Income tax expense	35.1	46.0	67.9	112.3

Net income	$131.9	$161.6	$441.3	$391.8

Diluted net income per common share (1)	$2.34	$2.66	$7.74	$6.29

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Depreciation and amortization expense	$69.7	$75.2	$211.6	$223.0

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended November 3, 2024 and October 29, 2023 on a non-GAAP basis by excluding (i) the net restructuring costs incurred in the second and third quarters of 2024 related to the Company's multi-year initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance and a gain on the sale of a warehouse and distribution center in the third quarter; (ii) the costs incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”), (iii) the gain recorded in the first quarter of 2024 in connection with the sale of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction"); (iv) the restructuring costs incurred in the second and third quarters of 2023 related to actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023 (the “2022 cost savings initiative”), consisting principally of severance; and (v) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 5 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,092.9	$1,105.0	$3,178.2	$3,268.5
Other gain (2)	—		—
Earnings before interest and taxes (3)	236.5	248.6	620.8	629.7
Income tax expense (4)	49.9	50.0	84.3	125.1
Net income (5)	170.5	176.4	483.6	436.8
Diluted net income per common share (6)	$3.03	$2.90	$8.48	$7.01

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP other gain to other gain on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4) Please see Table 5 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as a non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(6) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Net income	$131.9	$161.6	$441.3	$391.8

Diluted net income per common share (1)	$2.34	$2.66	$7.74	$6.29

Pre-tax items excluded:

SG&A expenses associated with the 2022 cost savings initiative		18.8		57.8

SG&A expenses associated with the Growth Driver 5 Actions	12.2		27.5

SG&A expenses associated with the Mr. Hilfiger amendment	50.7		50.7

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)	(9.5)		(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)			(10.0)

Tax effect of the pre-tax items above (2)	(14.8)	(4.0)	(16.4)	(12.8)

Net income on a non-GAAP basis	$170.5	$176.4	$483.6	$436.8

Diluted net income per common share on a non-GAAP basis (1)	$3.03	$2.90	$8.48	$7.01

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Earnings before interest and taxes	$183.1	$229.8	$562.1	$571.9

Items excluded:

SG&A expenses associated with the 2022 cost savings initiative		18.8		57.8

SG&A expenses associated with the Growth Driver 5 Actions	12.2		27.5

SG&A expenses associated with the Mr. Hilfiger amendment	50.7		50.7

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)	(9.5)		(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)			(10.0)

Earnings before interest and taxes on a non-GAAP basis	$236.5	$248.6	$620.8	$629.7

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

SG&A expenses	$1,154.0	$1,123.8	$3,254.6	$3,326.3

Items excluded:

Expenses associated with the 2022 cost savings initiative		(18.8)		(57.8)

Expenses associated with the Growth Driver 5 Actions	(12.2)		(27.5)

Expenses associated with the Mr. Hilfiger amendment	(50.7)		(50.7)

SG&A expenses on a non-GAAP basis	$1,091.1	$1,105.0	$3,176.4	$3,268.5

Table 4 - Reconciliations of GAAP other gain to other gain on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	11/3/24	11/3/24

Other gain	$9.5	$19.5

Items excluded:

Gain in connection with the Growth Driver 5 Actions	(9.5)	(9.5)

Gain in connection with the Heritage Brands intimates transaction		(10.0)

Other gain on a non-GAAP basis	$—	$—

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/3/24	10/29/23	11/3/24	10/29/23

Income tax expense	$35.1	$46.0	$67.9	$112.3

Item excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	14.8	4.0	16.4	12.8

Income tax expense on a non-GAAP basis	$49.9	$50.0	$84.3	$125.1

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	11/3/24			10/29/23
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$131.9	$(38.6)	$170.5	$161.6	$(14.8)	$176.4

Weighted average common shares	55.8		55.8	60.3		60.3
Weighted average dilutive securities	0.5		0.5	0.5		0.5
Total shares	56.3		56.3	60.8		60.8

Diluted net income per common share	$2.34		$3.03	$2.66		$2.90

	Nine Months Ended			Nine Months Ended
	11/3/24			10/29/23
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$441.3	$(42.3)	$483.6	$391.8	$(45.0)	$436.8

Weighted average common shares	56.4		56.4	61.7		61.7
Weighted average dilutive securities	0.7		0.7	0.6		0.6
Total shares	57.1		57.1	62.3		62.3

Diluted net income per common share	$7.74		$8.48	$6.29		$7.01

(1) Represents the impact on net income in the applicable periods ended November 3, 2024 from the elimination of (i) the net restructuring costs related to the Growth Driver 5 Actions; (ii) the costs incurred in connection with the Mr. Hilfiger amendment; (iii) the gain recorded in connection with the Heritage Brands intimates transaction; and (iv) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended October 29, 2023 from the elimination of (i) the restructuring costs related to the 2022 cost savings initiative; and (ii) the tax effects associated with the foregoing pre-tax item. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	11/3/24	10/29/23
ASSETS
Current Assets:
Cash and Cash Equivalents	$559.6	$357.6
Receivables	999.0	1,062.6
Inventories	1,608.2	1,476.9
Other Assets	311.4	310.5
Assets Held For Sale (1)	—	139.5
Total Current Assets	3,478.2	3,347.1
Property, Plant and Equipment	787.0	848.0
Operating Lease Right-of-Use Assets	1,199.5	1,234.6
Goodwill and Other Intangible Assets	5,406.3	5,362.6
Other Assets	370.3	374.8
TOTAL ASSETS	$11,241.3	$11,167.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,890.2	$1,842.8
Current Portion of Operating Lease Liabilities	293.4	319.5
Short-Term Borrowings	—	18.0
Current Portion of Long-Term Debt	511.1	665.2
Other Liabilities	552.6	610.4
Long-Term Portion of Operating Lease Liabilities	1,051.6	1,085.6
Long-Term Debt	1,654.2	1,571.3
Stockholders’ Equity	5,288.2	5,054.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,241.3	$11,167.1

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Assets held for sale include the assets of the Company's Heritage Brands intimate apparel business, primarily $43 million of inventory and $96 million of intangible assets. The Company completed the sale of the business on November 27, 2023.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	11/3/24	10/29/23
Tommy Hilfiger North America
Net sales	$318.1	$326.9
Royalty revenue	25.5	25.6
Advertising and other revenue	6.2	6.7
Total	349.8	359.2

Tommy Hilfiger International
Net sales	830.5	831.1
Royalty revenue	16.0	15.6
Advertising and other revenue	4.6	4.0
Total	851.1	850.7

Total Tommy Hilfiger
Net sales	1,148.6	1,158.0
Royalty revenue	41.5	41.2
Advertising and other revenue	10.8	10.7
Total	1,200.9	1,209.9

Calvin Klein North America
Net sales	287.7	310.0
Royalty revenue	41.6	51.0
Advertising and other revenue	12.5	14.5
Total	341.8	375.5

Calvin Klein International
Net sales	634.5	627.4
Royalty revenue	14.7	15.5
Advertising and other revenue	2.9	3.8
Total	652.1	646.7

Total Calvin Klein
Net sales	922.2	937.4
Royalty revenue	56.3	66.5
Advertising and other revenue	15.4	18.3
Total	993.9	1,022.2

Heritage Brands Wholesale
Net sales	60.2	130.4
Royalty revenue	0.1	0.3
Advertising and other revenue	—	0.1
Total	60.3	130.8

Total Revenue
Net sales	2,131.0	2,225.8
Royalty revenue	97.9	108.0
Advertising and other revenue	26.2	29.1
Total	$2,255.1	$2,362.9

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	11/3/24			10/29/23
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$32.6	$(17.1)	$49.7	$39.5	$(5.4)	$44.9

Tommy Hilfiger International	58.0	(39.1)	97.1	90.8	(3.6)	94.4

Total Tommy Hilfiger	90.6	(56.2)	146.8	130.3	(9.0)	139.3

Calvin Klein North America	40.1	—	40.1	48.8	(2.6)	51.4

Calvin Klein International	84.5	(1.9)	86.4	94.9	(1.7)	96.6

Total Calvin Klein	124.6	(1.9)	126.5	143.7	(4.3)	148.0

Heritage Brands Wholesale	10.3	—	10.3	3.9	(3.2)	7.1

Corporate	(42.4)	4.7	(47.1)	(48.1)	(2.3)	(45.8)

Total earnings before interest and taxes	$183.1	$(53.4)	$236.5	$229.8	$(18.8)	$248.6

(1) The adjustments for the quarter ended November 3, 2024 represent the elimination of (i) the net restructuring costs related to the Growth Driver 5 Actions; and (ii) the costs incurred in connection with the Mr. Hilfiger amendment.

(2) The adjustments for the quarter ended October 29, 2023 represent the elimination of the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	11/3/24	10/29/23
Tommy Hilfiger North America
Net sales	$885.7	$891.2
Royalty revenue	69.0	64.4
Advertising and other revenue	15.2	15.5
Total	969.9	971.1

Tommy Hilfiger International
Net sales	2,281.3	2,444.1
Royalty revenue	43.8	45.2
Advertising and other revenue	12.6	13.0
Total	2,337.7	2,502.3

Total Tommy Hilfiger
Net sales	3,167.0	3,335.3
Royalty revenue	112.8	109.6
Advertising and other revenue	27.8	28.5
Total	3,307.6	3,473.4

Calvin Klein North America
Net sales	797.1	807.6
Royalty revenue	116.3	121.1
Advertising and other revenue	32.1	35.9
Total	945.5	964.6

Calvin Klein International
Net sales	1,819.8	1,836.0
Royalty revenue	37.5	41.3
Advertising and other revenue	8.2	8.2
Total	1,865.5	1,885.5

Total Calvin Klein
Net sales	2,616.9	2,643.6
Royalty revenue	153.8	162.4
Advertising and other revenue	40.3	44.1
Total	2,811.0	2,850.1

Heritage Brands Wholesale
Net sales	162.4	403.2
Royalty revenue	0.2	0.8
Advertising and other revenue	0.1	0.3
Total	162.7	404.3

Total Revenue
Net sales	5,946.3	6,382.1
Royalty revenue	266.8	272.8
Advertising and other revenue	68.2	72.9
Total	$6,281.3	$6,727.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	11/3/24			10/29/23
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$91.3	$(18.5)	$109.8	$55.0	$(11.8)	$66.8

Tommy Hilfiger International	202.1	(46.4)	248.5	290.5	(15.9)	306.4

Total Tommy Hilfiger	293.4	(64.9)	358.3	345.5	(27.7)	373.2

Calvin Klein North America	114.5	(1.4)	115.9	71.4	(8.5)	79.9

Calvin Klein International	255.7	(7.1)	262.8	275.5	(10.2)	285.7

Total Calvin Klein	370.2	(8.5)	378.7	346.9	(18.7)	365.6

Heritage Brands Wholesale	33.2	10.0	23.2	21.5	(7.8)	29.3

Corporate	(134.7)	4.7	(139.4)	(142.0)	(3.6)	(138.4)

Total earnings before interest and taxes	$562.1	$(58.7)	$620.8	$571.9	$(57.8)	$629.7

(1) The adjustments for the nine months ended November 3, 2024 represent the elimination of (i) the net restructuring costs related to the Growth Driver 5 Actions; (ii) the costs incurred related to the Mr. Hilfiger amendment; and (iii) the gain recorded in connection with the Heritage Brands intimates transaction.

(2) The adjustments for the nine months ended October 29, 2023 represent the elimination of the restructuring costs related to the 2022 cost savings initiative.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	11/3/24	10/29/23

Tommy Hilfiger International	$851.1	$850.7	—%	2.4%	(2.4)%
Total Tommy Hilfiger	1,200.9	1,209.9	(0.7)%	1.7%	(2.4)%

Calvin Klein International	652.1	646.7	0.8%	1.7%	(0.9)%
Total Calvin Klein	993.9	1,022.2	(2.8)%	1.1%	(3.9)%

Total International Revenue	1,503.2	1,497.4	0.4%	2.2%	(1.8)%

Total Revenue	$2,255.1	$2,362.9	(4.6)%	1.3%	(5.9)%

Owned and Operated Retail Stores	$760.0	$754.7	0.7%	1.4%	(0.7)%
Owned and Operated Digital Commerce	167.9	169.5	(0.9)%	1.7%	(2.6)%
Total Direct-to-Consumer	$927.9	$924.2	0.4%	1.4%	(1.0)%

Wholesale	$1,203.1	$1,301.6	(7.6)%	1.5%	(9.1)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2024 estimated results on a non-GAAP basis by excluding (i) the net restructuring costs incurred and expected to be incurred related to the Growth Driver 5 Actions, (ii) the costs incurred in connection with the Mr. Hilfiger amendment, (iii) the gain recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business and (iv) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2024 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2024 Net Income Per Common Share Reconciliations

	Current Guidance		Previous Guidance
	Full Year 2024 (Estimated)	Fourth Quarter 2024 (Estimated)	Full Year 2024 (Estimated)	Third Quarter 2024 (Estimated)

GAAP net income per common share	$10.55 to $10.70	$2.83 to $2.98	$11.20 to $11.45	Approximately $2.30
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.00)	$(0.22)	$(0.35)	$(0.20)
Net income per common share on a non-GAAP basis	$11.55 to $11.70	$3.05 to $3.20	$11.55 to $11.80	Approximately $2.50

2024 Tax Rate Reconciliation	Full Year 2024 (Estimated)

GAAP tax rate	Approximately 15%
Estimated tax rate impacts from items identified as non-GAAP exclusions	(1)%
Tax rate on a non-GAAP basis	Approximately 16%

The GAAP net income per common share amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets and (iv) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2024 Operating Margin Reconciliation

	Current Guidance	Previous Guidance
	Full Year 2024 (Estimated)	Full Year 2024 (Estimated)

GAAP operating margin	Approximately 9.2%	Approximately 9.8%
Estimated impact of items identified as non-GAAP exclusions	(0.9)%	(0.3)%
Operating margin on a Non-GAAP basis	Approximately 10.1%	Approximately 10.1%

Reconciliations of 2024 Constant Currency Revenue Guidance

	Full Year 2024 (Estimated)	Fourth Quarter 2024 (Estimated)

GAAP revenue decrease	(6)% to (7)%	(6)% to (7)%
Negative impact of foreign exchange	—%	(2)%
Non-GAAP revenue decrease on a constant currency basis	(6)% to (7)%	(4)% to (5)%

Please refer to the section entitled "Reconciliations of Constant Currency Revenue” on page 17 this release for a description of the presentation of constant currency amounts.

Reconciliations of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	Full Year 2023			Fourth Quarter 2023
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income	$663.6	$4.7	$658.9	$271.8	$49.7	$222.1
Total weighted average shares	61.7		61.7	59.7		59.7

Diluted net income per common share	$10.76		$10.68	$4.55		$3.72

(1) Represents the impact on net income in the year ended February 4, 2024 from the elimination of (i) a $46 million recognized actuarial gain on retirement plans in the fourth quarter of 2023; (ii) a $15 million gain recorded in connection with the Heritage Brands intimates transaction in the fourth quarter of 2023; (iii) $2 million of costs related to the Heritage Brands intimates transaction incurred in the fourth quarter of 2023; (iv) $61 million of restructuring costs related to the 2022 cost savings initiative incurred in the second, third and fourth quarters of 2023; and (v) a $7 million tax benefit associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended February 4, 2024 from the elimination of (i) a $46 million recognized actuarial gain on retirement plans; (ii) the $15 million gain recorded in connection with the Heritage Brands intimates transaction; (iii) $2 million of costs related to the Heritage Brands intimates transaction; (iv) $4 million of restructuring costs related to the 2022 cost savings initiative; and (v) a $6 million tax expense associated with the foregoing pre-tax items.